Exhibit 99.1
Global Water Resources Reports Fourth Quarter and Full Year 2021 Results

PHOENIX, AZ – March 10, 2022 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the fourth quarter ended December 31, 2021. All comparisons are to the same year-ago period unless otherwise noted. The company will hold a conference at 1:00 p.m. Eastern time today to discuss the results (see dial-in information below.)
Q4 2021 Financial Highlights
•Revenues increased $0.6 million, or 5.7%, to $10.3 million, driven primarily by organic connection growth, increased consumption, and increased rates.
•Net income totaled $0.3 million, or $0.02 per share, improving from a net loss of $0.3 million or $(0.01) per share.
•Adjusted EBITDA increased $1.1 million, or 30.9%, to $4.7 million (see definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).
•Cash and cash equivalents totaled $12.6 million at December 31, 2021.
•Increased the dividend to $0.29496 per share on an annualized basis. The first monthly dividend payment at the new rate was paid on December 30, 2021 to holders of record on December 16, 2021.

Q4 2021 Operational Highlights
•Total active connections increased 10.2% to 53,882 at December 31, 2021 from 48,899 at December 31, 2020.
•Invested $6.5 million in infrastructure projects to support existing utilities and continued growth. This increased total full year 2021 capital investments to $18.3 million.
•Acquired Las Quintas Serenas Water Company, an operator of a water utility with service area in Pima County, Arizona, which added over 1,100 connections and approximately 2.5 square miles of service area.

Subsequent Events

In January 2022, the company completed two acquisitions: Twin Hawks Utility, Inc., an operator of a water utility with service area in Pinal County, Arizona; and Rincon Water Company, Inc., an operator of a water utility with service area in Pima County, Arizona. These acquisitions added a total of 91 connections and approximately 9.1 square miles of service area.

Management Commentary

"2021 was an incredible year for Global Water Resources, with our increased top-line driven primarily by organic growth, completed acquisitions, and higher rates in a metropolitan region that continues to rapidly expand," said Global Water Resources president and CEO, Ron Fleming.

“During the year, we continued to expand our footprint with the acquisition and successful integration of Las Quintas Serenas. The size and close proximity of Las Quintas Serenas to our other utilities made it an ideal addition to our portfolio. We also signed agreements to acquire two smaller ‘tuck-in’ acquisitions to further expand our portfolio of water utilities in Arizona, with these acquisitions successfully completed shortly after year end. We believe that the application of our Total Water Management approach at these small water utilities will help promote safe, reliable, smart water management practices and benefit all stakeholders involved.

“Our capital resources, which include cash and cash equivalents of $12.6 million as of the end of 2021 and unused credit line of $10 million, provides the liquidity for us to continue to be a strong utility partner for the communities where we have the privilege to serve. It also enables us to pursue growth through investments in organic expansion, acquisitions and new projects, both big and small.

"Last August, our rate case regulatory hearing concluded and our legal briefs filed shortly thereafter. We are now waiting for the administrative law judge to issue the recommended opinion and order that the commissioners will review and vote upon. A final decision is expected in the second quarter of 2022. Rate cases typically involve a lengthy and uncertain process, so we cannot provide any assurances in terms of timing or outcome.

“In 2022, we expect top-line and bottom-line improvements to be driven by organic growth in new connections. We also anticipate growth from our acquisition strategy, as we continue to pursue accretive acquisitions with consolidation benefits.

“As our newly acquired facilities and expanded service areas become further integrated with our Total Water Management approach, we anticipate these utilities and the communities they serve will benefit from our efficiency upgrades, automation and exceptional customer service, as well as our financial resources and economies of scale.”

Financial Summary

Revenues

Total revenues in the fourth quarter of 2021 increased $0.6 million, or 5.7% to $10.3 million compared to $9.8 million in the same period in 2020. This increase is mainly driven by the increase of 10.2% in active service connections, increased consumption, and increased rates.

Revenues for the full year 2021 increased $3.3 million, or 8.5%, to $41.9 million compared to $38.6 million for the full year 2020. The increase in total revenues was driven by organic growth in connections, and recognition of revenue from infrastructure coordination and financing agreements (ICFA).

Operating Expenses

Operating expense increased $0.2 million, or 1.9%, to $9.0 million in the fourth quarter of 2021 compared to $8.8 million in the same period in 2020. The increase was primarily driven by higher personnel expense, medical expense, and professional fees, partially offset by lower deferred compensation expense and board compensation expense driven by the decrease in stock price.

Operating expenses for the full year 2021 increased by $3.6 million, or 11.6%, to $34.9 million, compared to $31.3 million in 2020. The increase was primarily attributable to higher general and administrative expenses that were primarily driven by higher deferred compensation expenses due to the increase in stock price, combined with higher personnel costs, professional fees, depreciation expense and other costs as the company continues to grow.

Other Income (Expense)

Other expense decreased by $0.4 million, or 36.5%, to $0.7 million for the fourth quarter of 2021 compared to other expense of $1.1 million in the same period in 2020. The decrease was primarily due to higher Buckeye growth premiums received in the fourth quarter of 2021 compared to 2020.

Total other expense for the full year of 2021 decreased by $3.2 million, or 59.3%, to $2.2 million, compared to $5.5 million in 2020. The improvement was primarily attributable to organic growth, income recognized from the one-time sale of a wireless communications tower combined with higher Buckeye growth premiums received in 2021, which was partially offset by a loss on disposal of assets in 2020.

Net Income

Net income totaled $0.3 million or $0.02 per share in the fourth quarter of 2021, compared to a net loss of $0.3 million or ($0.01) per share in the same period in 2020. The increase was primarily attributable to the $0.5 million in Buckeye growth premiums received in the fourth quarter of 2021 and an increase in operating income.

Net income for the full year of 2021 increased $2.5 million, or 226.6% to $3.6 million or $0.16 per share. This compares to net income of $1.1 million or $0.05 per share for the full year of 2020. The increase was primarily attributable organic growth, the gain from the sale of cell tower contracts and an increase in Buckeye growth premiums, partially offset by a loss on disposal of assets.

Adjusted EBITDA

Adjusted EBITDA increased $1.1 million, or 30.9%, to $4.7 million in the fourth quarter of 2021, compared to $3.6 million for the same period in 2020. The increase was primarily driven by an increase in revenue from organic connection growth and reduced general and administrative expense associated with a lower stock price, partially offset by an increase in personnel expense, medical expense, professional fees and other expenses tied to growth (see definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Adjusted EBITDA for the full year of 2021 increased $0.7 million, or 4.0%, to $18.7 million, compared to $18.0 million in 2020. The increase was primarily driven by an increase in revenue from organic connection growth and higher Buckeye growth premiums, partially offset by an increase in operating expenses. (see definition of adjusted EBITDA, a non-GAAP term, and its reconciliation to GAAP, below).

Capital Resources

As of December 31, 2021, the company’s capital resources totaled approximately $22.6 million, comprised of $12.6 million in cash and cash equivalents, and $10.0 million currently available under the company’s revolving credit line, which supports its growth strategy.

Cash and cash equivalents totaled $12.6 million at December 31, 2021, as compared to $18.0 million at December 31, 2020. The decrease was primarily due to the first principal payment on the company's Series B senior secured notes made in December 2021 in addition to higher capital investments during 2021, which included the acquisition of Las Quintas Serenas.

As of December 31, 2021, other than expenditures within the normal course of business, the company had no notable near-term cash expenditures, other than two principal payments on its Series B senior secured notes in the amount of $1.9 million each ($3.8 million total) due in June and December 2022.

Dividend Policy

On February 28, 2022 the company declared a monthly cash dividend of $0.02458 per common share (or $0.29496 per share on an annualized basis), which will be payable on March 31, 2022 to shareholders of record at the close of business on March 17, 2022.

Business Outlook

Global Water expects near-term growth of its business being driven by increased service connections, continued operating efficiencies, and potential utility rate increases as approved by the Arizona Corporation Commission. The company will also continue to focus more on its original mission of aggregating water and wastewater utilities, which will allow customers to benefit from such consolidation and regionalization as well as the company's environmental stewardship.

There can be no assurance, however, that the Arizona Corporation Commission will approve the company’s requested rate increase or any increase or the consolidation of water and wastewater rates requested by the company, and the Arizona Corporation Commission could take other actions as a result of the rate case. Further, it is possible that the Arizona Corporation Commission may determine to decrease future rates. There can also be no assurance as to the timing of when an approved rate increase (if any) would go into effect.

Connection Rates

As of December 31, 2021, active service connections increased by 4,983, or 10.2%, to 53,882, compared to 48,899 at December 31, 2020. The increase in active service connections was due primarily to the overall growth in connections.

Arizona’s Growth Corridor: Positive Population and Economic Trends

Metropolitan Phoenix continues to grow due to its low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. The Employment and Population Statistics Department of the State of Arizona predicts that the Phoenix Metropolitan area will grow from a population of 4.8 million in 2020 to 5.7 million by 2030 and to 6.5 million by 2040. In 2021, Arizona’s unemployment rate decreased by 5.1%, and the state ranked in the top fifteen nationally for job growth.
According to the W.P. Carey School of Business Greater Phoenix Blue Chip Real Estate Consensus Panel, the single-family home market experienced a period of very rapid growth in 2021 with approximately 31,000 building permits issued during the year. Annual building permits are forecasted to increase to 35,000 in 2022 and 36,000 in 2023, respectively.
Global Water believes that its utilities and service areas are situated primarily in the metropolitan Phoenix area's anticipated path of growth, with this due to the availability of lots and existing infrastructure within its service areas. The company believes this growth outlook creates an opportunity to significantly increase its active service connections and grow revenues.

Conference Call
Global Water Resources will hold a conference call to discuss its 2021 results later today, followed by a question-and-answer period.

Date: Thursday, March 10, 2022
Time: 1:00 p.m. Eastern time (11:00 a.m. Mountain time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-631-891-4304
Conference ID: 10017769

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through March 24, 2022.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10017769

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 25 systems which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles over 1 billion gallons of water annually.

The company has been recognized for its highly effective implementation of Total Water Management (TWM). TWM is an integrated approach to managing the entire water cycle by owning and operating water, wastewater and recycled water utilities within the same geographic area in order to maximize the beneficial use of recycled water. TWM includes additional smart water management programs such as remote metering infrastructure and other advanced technologies, rate designs, and incentives that result in real conservation. TWM helps protect water supplies in water-scarce areas experiencing population growth. To learn more, visit gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures

This press release contains certain financial measures that are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”), including EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share. EBITDA is defined for the purposes of this press release as net income before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors and management; (iii) restricted stock expense related to awards made to executive officers; (iv) expense related to asset disposals; and (v) equity method investment. Adjusted net income and adjusted earnings per common share reflect net income and earnings per common share excluding the loss related to (i) restricted stock expense related to awards made to executive officers; (ii) expense related to asset disposals; and (iii) Loop 303 income, as well as the tax effects of each of these items.

Management believes that EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share are useful supplemental measures of our operating performance and provide our investors meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of certain expenditures. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA, adjusted net income, and adjusted earnings per common share are also presented because management believes that these measures provide our investors measures of our recurring core business. However, non-GAAP measures do not have a standardized meaning prescribed by GAAP, and investors are cautioned that non-GAAP measures, such as EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share, should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA, Adjusted EBITDA, adjusted net income, and adjusted earnings per common share to net income and earnings per common share, the most comparable GAAP measures, as applicable, are included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain forward-looking statements which reflect the company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning future net income growth, our strategy, acquisition plans and our ability to complete additional acquisitions, our dividend policy, trends relating to population growth, active service connections, regulated revenue, housing permit projections, the development of residential and commercial properties within our service areas, the anticipated impacts from the COVID-19 pandemic on the company, including to our business operations, results of operations, cash flows, and financial position, and our future responses to the COVID-19 pandemic, the success of our rate application and the timing of any resulting phase-in of new rates, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors, including the duration and severity of the COVID-19 pandemic and the actions to contain the virus or treat its impact, such as the efficacy of vaccines (particularly with respect to emerging strains of the virus). Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2021 to be filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations Contact:
Ron Both or Justin Lumley
CMA
Tel (949) 432-7566
GWRS@cma.team

Media Contact:
Tim Randall
CMA Tel (949) 432-7572
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	December 31, 2021	December 31, 2020
ASSETS
UTILITY PLAN:
Land	1,338	1,159
Depreciable property, plant and equipment	313,700	297,458
Other	697	699
Construction work-in-progress	53,511	40,877
Less accumulated depreciation	(113,380)	(101,302)
Net utility plan	255,866	238,891
CURRENT ASSETS:
Cash and cash equivalents	12,637	18,033
Accounts receivable — net	1,994	2,147
Customer payments in-transit	201	306
Unbilled revenue	2,510	2,304
Prepaid expenses and other current assets	1,645	665
Total current assets	18,987	23,455
OTHER ASSETS:
Goodwill	5,730	4,600
Intangible assets — net	10,339	11,185
Regulatory asset	2,336	2,036
Deposits	10	9
Restricted cash	806	3,272
Total other assets	19,221	21,102
TOTAL ASSETS	294,074	283,448
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	2,120	531
Accrued expenses	9,191	8,261
Deferred revenue	—	4
Customer and meter deposits	1,646	1,558
Long-term debt and capital leases — current portion	3,975	2,035
Total current liabilities	16,932	12,389
NONCURRENT LIABILITIES:
Long-term debt and capital leases	108,933	112,659
Deferred revenue - ICFA	19,035	17,843
Regulatory liability	7,421	7,986
Advances in aid of construction	84,578	76,384
Contributions in aid of construction — net	21,326	14,632
Deferred income tax liabilities, net	3,269	3,652
Acquisition liability	1,773	1,773
Other noncurrent liabilities	778	3,942
Total noncurrent liabilities	247,113	238,871
Total liabilities	264,045	251,260
Commitments and contingencies
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 22,832,013 and 22,690,477 shares issued as of December 31, 2021 and December 31, 2020, respectively.	228	227
Treasury stock, 182,445 and 102,711 shares at December 31, 2021 and December 31, 2020, respectively.	(2)	(1)
Paid in capital	29,803	31,962
Retained earnings	—	—
Total shareholders' equity	30,029	32,188
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	294,074	283,448

GLOBAL WATER RESOURCES, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Three Months Ended December 31,
	2021	2020	Change	% Change
REVENUES:
Water services	$4,641	$4,517	$124	2.7%
Wastewater and recycled water services	5,677	5,207	470	9.0%
Unregulated revenues	(10)	27	(37)	(137.0)%
Total revenues	10,308	9,751	557	5.7%

OPERATING EXPENSES:
Operations and maintenance	2,643	2,383	260	10.9%
General and administrative	3,861	4,040	(179)	(4.4)%
Depreciation and amortization	2,500	2,409	91	3.8%
Total operating expenses	9,004	8,832	172	1.9%
OPERATING INCOME	1,304	919	385	41.9%

OTHER INCOME (EXPENSE):
Interest income	2	5	(3)	(60.0)%
Interest expense	(1,244)	(1,338)	94	(7.0)%
Other	514	186	328	176.3%
Total other expense	(728)	(1,147)	419	(36.5)%

INCOME/(LOSS) BEFORE INCOME TAXES	576	(228)	804	(352.6)%
INCOME TAX EXPENSE	(230)	(30)	(200)	666.7%
NET INCOME (LOSS)	$346	$(258)	$604	(234.1)%

Basic earnings/(losses) per common share	$0.02	$(0.01)
Diluted earnings/(losses) per common share	$0.02	$(0.01)
Dividends declared per common share	$0.07	$0.07

Weighted average number of common shares used in the determination of:
Basic	22,648,819	22,587,019
Diluted	22,937,706	22,712,181

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Year Ended December 31,
	2021	2020
REVENUES:
Water services	$18,944	$18,072
Wastewater and recycled water services	22,241	20,394
Unregulated revenues	729	161
Total revenues	41,914	38,627

OPERATING EXPENSES:
Operations and maintenance	10,299	9,539
General and administrative	15,146	12,722
Depreciation and amortization	9,490	9,031
Total operating expenses	34,935	31,292
OPERATING INCOME	6,979	7,335

OTHER INCOME (EXPENSE):
Interest income	19	93
Interest expense	(5,201)	(5,377)
Other	2,962	(175)
Total other expense	(2,220)	(5,459)

INCOME BEFORE INCOME TAXES	4,759	1,876
INCOME TAX EXPENSE	(1,150)	(771)
NET INCOME	$3,609	$1,105

Basic earnings per common share	$0.16	$0.05
Diluted earnings per common share	$0.16	$0.05
Dividends declared per common share	$0.29	$0.29

Weighted average number of common shares used in the determination of:
Basic	22,619,469	22,518,636
Diluted	22,902,970	22,574,093

GLOBAL WATER RESOURCES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,609	$1,105
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred compensation	2,884	3,286
Depreciation and amortization	9,490	9,031
Amortization of deferred debt issuance costs and discounts	90	134
Other gains	18	552
Provision for doubtful accounts receivable	86	140
Deferred income tax expense	(307)	(1,275)
Changes in assets and liabilities
Accounts receivable	82	(641)
Other current assets	(1,076)	(121)
Accounts payable and other current liabilities	415	(176)
Other noncurrent assets	(300)	(321)
Other noncurrent liabilities	5,395	2,852
Net cash provided by operating activities	20,386	14,566
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18,250)	(9,131)
Cash paid for acquisitions, net of cash acquired	(2,068)	(302)
Other cash flows from investing activities	(1)	(9)
Net cash used in investing activities	(20,319)	(9,442)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(6,609)	(6,539)
Advances in aid of construction	3,817	3,304
Refunds of advances for construction	(1,007)	(992)
Refunds of developer taxes	(1,364)	—
Proceeds from stock option exercise	4	—
Principal payments under capital lease	(147)	(109)
Loan repayments	(4)	(22)
Repayments of bond debt	(1,917)	—
Proceeds from sale of stock	—	11,738
Payments for taxes related to net shares settlement of equity awards	(656)	—
Debt issuance costs paid	(46)	(73)
Payments of offering costs for sale of stock	—	(221)
Net cash provided by (used in) financing activities	(7,929)	7,086
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	(7,862)	12,210
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH — Beginning of period	21,305	9,095
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period	$13,443	$21,305

Supplemental disclosure of cash flow information:

	Year Ended December 31,
	2021	2020
Cash and cash equivalents	$12,637	$18,033
Restricted Cash	806	3,272
Total cash, cash equivalents, and restricted cash	$13,443	$21,305

A reconciliation of net income to EBITDA and Adjusted EBITDA for the three months and years ended December 31, 2021 and 2020 is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Net Income	$346	$(258)	$3,609	$1,105
Income tax expense	230	30	1,151	771
Interest income	(2)	(5)	(19)	(93)
Interest expense	1,244	1,338	5,201	5,377
Depreciation	2,500	2,409	9,490	9,031
EBITDA	4,318	3,514	19,432	16,191
ICFA Revenue Recognition	10	—	(683)	—
FATHOM settlement	—	—	(69)	—
Management option expense	45	113	323	459
Loss on disposal of assets	(18)	1	18	552
Restricted stock expense	373	159	1,171	973
Jetting fee	—	(175)	—	(180)
Wireless communication tower sale	—	—	(1,485)	—
EBITDA Adjustments	410	99	(725)	1,804
Adjusted EBITDA	$4,728	$3,613	$18,707	$17,995